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Exhibit 10.42

February 15, 2005

Kenneth M. Bate
c/o Millennium Pharmaceuticals, Inc.
40 Landsdowne Street
Cambridge, MA 02139

Dear Mr. Bate:

        This letter memorializes the agreement ("Agreement") between you and Millennium Pharmaceuticals, Inc. ("Millennium" or the "Company") regarding your resignation from employment with Millennium effective as of January 28, 2005 (the "Resignation Date").

1.
Continuing Salary and Bonus: Millennium will provide you with the following: (a) continuation of your Millennium base salary at the annual rate of $401,362.50 ("Base Salary"), for a period of 12 months from the Resignation Date and (b) a bonus payment under the Company's 2004 Success Sharing Program in the amount of $96,327.00. Millennium will make the base salary continuation payments in regular installments on the normal payroll dates of Millennium, or over a shorter period as determined by Millennium. Millennium will pay you the bonus at the same time as such payments for other executives of Millennium. All amounts that you receive under this paragraph 1 will be subject to all required tax withholding.

2.
Vacation pay: You are eligible for vacation accrual through the Resignation Date. Any accrued, unused vacation days will be paid out after the Resignation Date.

3.
Continuation of Medical, Dental & Vision Insurance: In accordance with the Federal COBRA Act of 1985, you have the right to continue your medical, dental & vision insurance for a period of 18 months, if you are enrolled in these programs as of the Resignation Date. ADP, our COBRA administrator, will be mailing you information regarding your rights under COBRA, an election form for continuation of health plan coverage, as well as evidence of your prior coverage (HIPAA Certificate) to your home shortly after the Resignation Date. You may contact ADP directly with any questions regarding your COBRA coverage at 800.422.7608. Throughout the severance period, you will pay the regular employee contribution of the medical, dental & vision insurance premiums unless you elect to end your coverage. You will be billed directly by ADP if you elect to continue your benefits through COBRA; a deduction will not come out of your severance paychecks. Your employee contributions are currently based on the following monthly rates:

Medical	$138.00
Vision	$6.00
Dental	$15.00

TOTAL:	$159.00
4.
GroupLife/Accidental Death &Dismemberment (AD&D), Long Term Disability and Supplemental Life: Your Company paid Group Life Insurance and AD&D Insurance Plans extend 31 calendar days from the Resignation Date. You may convert your Group Life and AD&D Insurance coverage to an individual insurance policy within 31 calendar days of the Resignation Date by contacting UnumProvident at 800.421.0344. If you were a participant in the Supplemental Group Term Life Insurance program through UnumProvident, your coverage will extend 31 calendar days from the Resignation Date, however you may continue your coverage by contacting UnumProvident at 800.421.0344. Your Long Term Disability (LTD) insurance extends 31 days from the Resignation Date.

5.
401K: You may contact Fidelity Investments directly at 800.294.4015 or www.401kXpress.com and they will walk you through your distribution options. If your vested balance is below $5,000 you must take a distribution within sixty (60) days from the Resignation Date; otherwise your balance will be distributed to you in the form of a cash payment subject to a mandatory 20% federal tax withholding, other taxes/penalties may apply.

6.
Employee Stock Purchase Plan: Millennium will issue a refund for the balance of your ESPP contributions for the current offering period if you are a participant in the current period. You will have access to your ESPP account at Smith Barney (SB) as long as you hold shares in that account.

7.
Stock Options: After the Resignation Date, you should receive a closing statement in the mail detailing the number of options exercisable for each of your stock option grants and the last dates to exercise them. If you do not receive this information within ten days of the Resignation Date, you will be responsible for contacting Smith Barney at 617.570.9533 to obtain this information. You may access your account at www.benefitaccess.com or 617.570.9533. As a general rule, your last day of vesting will be the Resignation Date. You will have three months from the Resignation Date to exercise options granted either under the 2000 Stock Incentive Plan.

8.
Company Property: As of the Resignation Date, you should return all Company property in your possession, including but not limited to laptop computers, files, office equipment, etc..

9.
Non-disclosure and non-competition: You acknowledge your obligation to keep confidential all non-public information concerning the Company, which you acquired during the course of employment with the Company. As stated more fully in the Invention, Non-Disclosure and Non-Competition Agreement signed by you at the inception of employment (which remains in full force and effect) (the "NDA"), you will not disclose any such information to, or use such information for the benefit of, any third party, including competitors of the Company. You further acknowledge and reaffirm your obligations under the NDA and under any other non-competition agreement previously signed by you for the benefit of the Company and agree that such non-competition obligations will remain in full force and effect.

10.
Non-disparagement: You have agreed not to make any disparaging comments, statements or communications about the Company, its officers its directors or management or business practices. The Company has agreed that it and its officers and directors will not make any disparaging comments, statements or communications about your employment with the Company. The Company further agrees that it will respond to any outside request for information regarding your employment with a statement restricted to confirming your dates of employment and your position held. "Disparaging comments, statements or communications" as referred to in this letter shall mean publication, either oral or written, without privilege, of a matter that is untrue and induces others not to associate with or do business with you or the Company. This paragraph shall not apply to any truthful statement that either you or the Company is required to make in any legal proceeding, or pursuant to any governmental or regulatory investigation.

11.
Release: In consideration of receiving the consideration outlined herein, you hereby release and forever discharge and hold Millennium, as well as its current and former successors, employees, officers, directors, shareholders, parents, subsidiaries, affiliates and agents, harmless of all claims or suits of any nature whatsoever, including, but not limited to, any claims under federal, state and local laws that prohibit discrimination (including without limitation, claims of discrimination based on race, age, religion, national origin, sex, disability or handicap, and sexual orientation) and any claims with respect to breach of contract (express and/or implied), wrongful termination, Worker Adjustment and Retraining Notification Act and related state statute notification obligations, the Older Workers Benefit Protection Act of 1990 and related state statutes, intentional or negligent infliction of emotional distress, interference with contractual or advantageous business relations, loss of consortium, invasion of privacy, defamation, payment of wages, debts, costs and expenses, attorneys' fees and other damages, and any claims arising out of or in any way related to your employment with Millennium, which you now have, may have, or may have had from the beginning of time to the Retirement Date. Nothing in this paragraph shall be construed in any way to release Millennium from its obligation to indemnify you from any third party action brought against you based on your employment with Millennium pursuant to any applicable agreement or applicable law or to reduce or eliminate any coverage you may have under Millennium's director and officer liability policies, if any.

12.
OWBPA Release: As required by the Older Workers Benefit Protection Act of 1990, you acknowledge: (i) that you have been advised and given the opportunity to consult with your own counsel prior to signing this Agreement; (ii) that you have been given 21 days from the receipt of this Agreement to consider whether to sign it; (iii) that you have been advised that even after you sign this Agreement, you may revoke it within 7 days of the date of your signing, by delivering a signed revocation notice to Millennium's Senior Vice-President of Human Resources; (iv) that this Agreement shall not become effective and in force until eight (8) days after you sign it, and (v) that you will not be entitled to receive the payments described herein until after the 7-day revocation period has expired, and that, should you in fact revoke your acceptance, none of the payments outlined in Paragraph 1 will be made.

13.
Effect of Agreement: This Agreement supersedes the letter agreement between you and the Company dated August 6, 2004 (the "August Letter"), and the parties specifically acknowledge and agree that the rights and obligations contained in the August Letter shall be of no further force or effect.

14.
Governing Law: This Agreement may be amended or modified only by a written instrument executed by you and Millennium. This agreement will be interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

Please acknowledge your agreement by countersigning this letter below.

Sincerely,
MILLENNIUM PHARMACEUTICALS, INC.
By:	/s/ Linda Pine
Linda Pine SVP Human Resources

AGREED TO:

/s/ Kenneth Bate Kenneth Bate Dated: February 16, 2005

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  Exhibit 10.42